Exhibit 99.1

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Executive Vice President	Associate Vice President, Investor Relations
	and Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

Salix Pharmaceuticals Reports 4Q2013 and FY2013 Results

4Q13 Product Revenue Increases 30% to $258 million; EBITDA Increases 50% to $102 million

Full Year Product Revenue Increases 27% to $934 million

Full Year XIFAXAN® Revenue Increases 25% to $646 million

Full Year APRISO® Revenue Increases 79% to $126 million

Santarus Acquisition Solidifies Salix as the Largest U.S. Gastroenterology-focused Specialty

Pharmaceutical Company

RALEIGH, NC, February 27, 2014 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) today announced financial and operating results for the fourth quarter and full year ended December 31, 2013 and other business updates, including the Company’s financial outlook for 2014. The fourth quarter does not include results for the Company’s acquisition of Santarus, which closed on January 2, 2014.

Key financial highlights include:

•	For the fourth quarter of 2013, as compared to the fourth quarter of 2012, total product revenue increased 30% to $257.6 million. EBITDA increased 50% to $101.9 million. Non-GAAP EPS increased 31% to $1.06 per diluted share.

•	For the full year 2013, as compared to the full year 2012, total net product revenue increased 27% to $933.8 million. EBITDA increased 37% to $352.5 million. Non-GAAP EPS increased 17% to $3.76 per diluted share.

•	GAAP net income was $52.3 million, or $0.76 per diluted share, in the fourth quarter of 2013 compared to $17.6 million, or $0.28 per diluted share, in the year ago period. For the full year 2013, GAAP net income was $143.0 million, or $2.18 per diluted share, compared to $64.2 million, or $1.01 per diluted share, for the prior year.

(In millions) except per share data	Fourth Quarter		% Growth	Full Year		% Growth
	2013	2012		2013	2012
Total Net Product Revenue	$257.6	198.2	30	933.8	735.4	27
EBITDA	101.9	68.0	50	352.5	257.6	37
GAAP Net Income	52.3	17.6	197	143.0	64.2	123
GAAP EPS	0.76	0.28	171	2.18	1.01	116

Non-GAAP Net Income	73.5	50.9	44	246.9	205.4	20
Non-GAAP EPS	1.06	0.81	31	3.76	3.22	17

Important disclosures about reconciliations of applicable GAAP reported to non-GAAP adjusted information are included in this press release. See “Use of Non-GAAP Financial Measures” and the “Reconciliations of GAAP Reported to Non-GAAP Adjusted Information” table below.

Carolyn Logan, President and Chief Executive Officer, stated, “Both XIFAXAN® 550 for the reduction in risk of overt hepatic encephalopathy (HE) recurrence and APRISO® continued to demonstrate sustained growth and market penetration during the fourth quarter and full year 2013. During December XIFAXAN 550 achieved a record-high level of total monthly prescriptions, exceeding the previous monthly record by 8%. The number of monthly prescribers increased 20% from December 2012 to December 2013, and the majority of these new prescribers were from specialties other than gastroenterology (GI), reinforcing our belief that many patients with HE as a result of chronic liver disease are being managed by their primary care physician. In 2014 and beyond we anticipate continued prescription growth from primary care physicians as we fully deploy and utilize our newly-created Digestive Disease Specialty Sales Force. The number of APRISO monthly prescribers increased 38% from December 2012 to December 2013, and its market share increased 45% in 2013.”

Ms. Logan continued, “The recent transformational event for Salix was the acquisition of Santarus, which diversifies our sales mix and revenue, reinforces our strong position in the gastroenterology (GI) market, expands sales coverage to the primary care physician market, and enhances our critical mass in ulcerative colitis by providing us with the opportunity to capitalize on UCERIS®’ branding success. With the closing of the transaction in early January 2014 and the integration of our respective sales forces essentially completed with our National Sales Meeting in February, we are well on our way to achieving our goals for the integration of our combined sales force of approximately 500 specialty sales representatives.”

Ms. Logan concluded, “We enter 2014 with strong momentum in our core XIFAXAN franchise and greater resources to pursue expanded opportunities for all of our currently marketed products. We also anticipate progress during 2014 in the development of additional label expansions for our current products as well as new product candidates. We anticipate receiving decisions from the FDA on rifaximin for treatment of irritable bowel syndrome with diarrhea (IBS-D), provided TARGET 3 is successful, during the first quarter of 2015 and our New Drug Application (NDA) for budesonide rectal foam for treatment of active mild to moderate distal ulcerative colitis by September 15, 2014. We also look forward to our Advisory Committee meeting regarding RELISTOR® for chronic pain.”

Total Net Product Sales for the Fourth Quarter and Full Year 2013

Salix Pharmaceuticals, Ltd.

Summary of Total Net Product Sales

(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Xifaxan	$175.8	$147.0	$645.6	$514.5
Apriso	34.6	13.7	126.1	70.3
Relistor	19.0	5.2	39.4	33.0
Moviprep/Osmoprep	22.8	8.3	76.9	65.7
Solesta	1.5	1.6	6.0	2.9
Deflux	6.4	6.5	25.5	28.5

Operating Results for the Fourth Quarter and Full Year 2013

•	Total cost of products sold was $56.9 million for the fourth quarter of 2013 compared to $30.7 million for the fourth quarter of 2012. For the full year 2013, total cost of products sold was $179.4 million compared to $124.6 million for the prior year.

•	Gross margin, excluding amortization of product rights and intangible assets, was 78% for the fourth quarter of 2013 compared to 85% for the fourth quarter of 2012. For the full year 2013, gross margin, excluding amortization of product rights and intangible assets, was 81% compared to 83% for the prior year. The period-to-period changes in gross margin are due to the product revenue mix in the respective periods.

•	Research and development (R&D) expenses were $36.2 million for the fourth quarter of 2013 compared to $36.6 million for the same period of 2012. For the full year 2013, R&D expenses were $150.0 million compared to $123.2 million for the prior year. This represents a reduction in R&D expenses as a percentage of total net product revenues to 16.1% for 2013 from 16.8% for 2012. The increase in R&D expenses in absolute terms from 2012 to 2013 was due primarily to increased expenses related to rifaximin development programs and a $10.0 million payment for the purchase of intellectual property related to rifaximin.

•	Selling, general and administrative (SG&A) expenses, excluding one-time transaction costs of $8.7 million related to the Santarus acquisition, were $71.8 million for the fourth quarter of 2013 compared to $70.9 million for the same period of 2012. For the full year 2013, SG&A expenses were $295.5 million compared to $258.2 million for the prior year. The increase in SG&A expenses in absolute terms for 2013 compared to 2012 was due primarily to increased personnel costs and increased legal expenses.

•	Non-GAAP net income for the fourth quarter of 2013 was $73.5 million, or $1.06 per diluted share, compared to $50.9 million, or $0.81 per diluted share, for the fourth quarter of 2012. For the full year 2013, non-GAAP net income was $246.9 million, or $3.76 per diluted share, compared to $205.4 million, or $3.22 per diluted share, for the prior year.

•	GAAP net income for the fourth quarter of 2013 was $52.3 million, or $0.76 per diluted share, and includes one-time transaction costs of $8.7 million related to the Santarus acquisition and a change in acquisition-related contingent consideration of $23.2 million. For the fourth quarter of 2012, GAAP net income was $17.6 million, or $0.28 per diluted share, and includes a $1.8 million change in acquisition-related contingent consideration. For the full year 2013, GAAP net income was $143.0 million, or $2.18 per diluted share, compared to $64.2 million, or $1.01 per diluted share, for the prior year. Full year 2013 results include the aforementioned $8.7 million one-time transaction costs. Full year 2012 results include a one-time impairment charge of $41.6 million. Included in the full years 2013 and 2012 are changes in acquisition-related contingent consideration of $16.2 million and $29.6 million, respectively.

Cash and cash equivalents were $1,157.9 million as of December 31, 2013, before we acquired Santarus in early January, and approximately $525.0 million as of January 31, 2014.

The following table reconciles actual results for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

In millions	Actual		Actual
	Three Months Ended		Year Ended
	Dec 31, 2013	Dec 31, 2012	Dec 31, 2013	Dec 31, 2012
GAAP Net Income	$52.3	$17.6	$143.0	$64.2
Adjustments:
Olon payment	—	—	10.0	—
Intangible impairment charge	—	—	—	41.6
Amortization	11.2	11.3	44.7	45.4
Depreciation and stock-based compensation expense	9.2	8.0	33.6	28.2
Change in acquisition-related contingent consideration	(23.2)	1.8	(16.2)	(29.6)
Santarus transaction costs	8.7	—	8.7	—
Interest expense	15.4	15.9	61.7	55.5
Loss on extinguishment of debt	—	1.2	—	15.6
Interest and other income	(0.7)	(0.4)	(2.0)	(10.9)
Income tax expense	29.0	12.6	69.0	47.6

EBITDA	$101.9	$68.0	$352.5	$257.6
Adjustments:
Cash interest expense	(5.0)	(5.4)	(20.3)	(19.9)
Interest and other income	0.7	0.4	2.0	1.5
Adjusted income tax expense	(24.1)	(12.1)	(87.3)	(33.8)

Non-GAAP Net Income	$73.5	$50.9	$246.9	$205.4

Non-GAAP Net Income per share, fully diluted	$1.06	$0.81	$3.76	$3.22

Fully diluted weighted average shares	69.1	62.8	65.7	63.7

Product and Pipeline Updates

XIFAXAN/Rifaximin

•	On February 4, 2014 the Company announced the issuance of a U.S. patent covering methods of treating hepatic encephalopathy that should provide protection until October 2029. The Company has filed for Orange Book listing.

•	At the end of January 2014, the last patient was enrolled into the double-blind phase of TARGET 3, the Company’s Phase 3 study to evaluate the efficacy and safety of repeat treatment with rifaximin 550 mg TID for IBS-D. Top-line data on TARGET 3 is anticipated by mid-July 2014.

•	The Company continued patient enrollment for its Phase 2 dose-ranging study for rifaximin SSD, which is being investigated for the prevention of decompensated liver cirrhosis, and anticipates completing the enrollment process by the end of 2014.

•	The Company plans to initiate our Phase 3 Crohn’s disease program during the first half of 2014. Based on input recently provided by the FDA, we will conduct a Phase 3, double-blind, 52-week study comparing rifaximin delayed-release (formerly referred to as EIR) to placebo in induction of remission and mucosal healing.

RELISTOR

•	Earlier this month, the FDA informed the Company that due to substantial scheduling conflicts, the meeting proposed for March 10-11, 2014, had been postponed to a date in the near future.

SOLESTA

•	The Company expects data demonstrating the long term safety and efficacy of SOLESTA® over three years to be published in 2014. The publication should help facilitate consistent and improved coverage among commercial payers.

Budesonide Rectal Foam

•	In November 2013 the Company submitted a NDA seeking approval for budesonide 2 mg rectal foam for the induction of remission in patients with active mild to moderate distal ulcerative colitis extending up to 40 cm from the anal verge. The FDA has issued a Prescription Drug User Fee Act (PDUFA) Action Date of September 15, 2014.

RUCONEST

•	In April 2013 Santarus submitted a Therapeutic Biologic Application (BLA) to the FDA for RUCONEST® seeking approval for the treatment of acute attacks of angioedema in patients with hereditary angioedema. The FDA has recently informed the Company that the PDUFA Action Date of April 16, 2014 has been extended to July 16, 2014.

2014 Financial Outlook

Adam Derbyshire, Executive Vice President and Chief Financial Officer, stated, “We believe we are off to a fast start in 2014 with the integration of Santarus and remain confident in our ability to achieve the targeted $40 million in synergies between increased revenue and cost savings that are included in our guidance. We will be focused on optimizing our cash flows to decrease our leverage over the next three years and taking advantage of business development opportunities.

“We believe our expanded sales and marketing resources, combined with our current and potential products, positions Salix to generate strong growth in product revenue and profitability over the near and longer term. We believe that the potential market opportunity for our currently marketed products – led by XIFAXAN for hepatic encephalopathy and our ulcerative colitis franchise comprised of APRISO and UCERIS—combined with the estimated market opportunity for future potential indications for our currently marketed products and new products in development should provide a number of growth drivers for years to come.”

Current annualized run rates, based on dollarizing December 2013 prescription data for XIFAXAN®, UCERIS®, APRISO®, GLUMETZA®, ZEGERID®, MOVIPREP®/OSMOPREP®, RELISTOR® and Salix’s “other products”, are approximately $702 million, $111 million, $155 million, $212 million, $120 million, $96 million, $37 million and $84 million, respectively.

For the full year 2014, Salix expects:

•	Total product revenue of approximately $1.6 billion.

•	EBITDA, excluding expenses associated with the acquisition of Santarus, of approximately $650 million.

•	Non-GAAP net income of approximately $475 million, or $6.46 per share, fully diluted.

•	This assumes a cash income tax rate of approximately 12%.

•	Fully diluted shares of 73.5 million

For the first quarter of 2014, Salix expects:

•	Total product revenue of approximately $373 million.

•	EBITDA, excluding expenses associated with the acquisition of Santarus, of approximately $130 million.

•	Non-GAAP net income of approximately $61 million, or $0.85 per share, fully diluted.

•	This assumes a cash income tax rate of approximately 40%.

•	Fully diluted shares of 72.0 million

The following table reconciles future guidance for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” below.

In millions	Guidance
	Three Months Ended Mar 30, 2014	Year Ended Dec 31, 2014
GAAP Net Income	$(22.5)	$101.2
Adjustments:
Amortization	46.0	184.2
Depreciation and stock-based compensation expense	8.8	49.5
Santarus transaction costs	44.0	44.0
Santarus acquisition-related cost of goods sold adjustment	30.0	55.0
Interest expense	38.3	154.1
Interest and other income	(0.4)	(1.6)
Income tax expense	(14.2)	63.6

EBITDA	$130.0	$650.0
Adjustments:
Cash interest expense	(28.0)	(112.0)
Interest and other income	0.4	1.6
Adjusted income tax expense	(41.5)	(65.0)

Non-GAAP Net Income	$60.9	$474.6

Non-GAAP Net Income per share, fully diluted	$0.85	$6.46

Fully diluted weighted average shares	72.0	73.5

Conference Call and Webcast Information

Salix will host a conference call at 4:30 p.m. ET, on Thursday, February 27, 2014. Interested parties can access the conference call by way of web cast or telephone. The live web cast will be available at www.salix.com. A replay of the web cast will be available at the same location. The telephone numbers to access the live conference call are (888) 339-3507 (U.S. and Canada) or (719) 325-2276 (international). The participant passcode for the call is 198635. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457- 0820 (international). The participant passcode for the calls is 6025289.

About XIFAXAN® (rifaximin) 550 mg tablets

Indication for XIFAXAN® 550 mg

XIFAXAN 550 mg is a rifamycin antibacterial indicated for reduction in risk of overt hepatic encephalopathy (HE) recurrence in patients > 18 years of age.

Important Safety Information for XIFAXAN® 550 mg

XIFAXAN (rifaximin) 550 mg tablets are contraindicated in patients with a hypersensitivity to rifaximin, any of the rifamycin antimicrobial agents, or any of the components in XIFAXAN. Hypersensitivity reactions have included exfoliative dermatitis, angioneurotic edema, and anaphylaxis.

Clostridium difficile-associated diarrhea (CDAD) has been reported with use of nearly all antibacterial agents, including XIFAXAN, and may range in severity from mild diarrhea to fatal colitis. Treatment with antibacterial agents alters the normal flora of the colon which may lead to overgrowth of C. difficile. If CDAD is suspected or confirmed, ongoing antibiotic use not directed against C. difficile may need to be discontinued.

There is increased systemic exposure in patients with more severe hepatic dysfunction. The clinical trials were limited to patients with MELD scores < 25. Therefore, caution should be exercised when administering XIFAXAN to patients with severe hepatic impairment (Child-Pugh C).

Based on animal data, XIFAXAN may cause fetal harm. Discontinue in nursing mothers after taking into account the importance of the drug to the mother.

The most common adverse reactions occurring in ? 10% of patients and at a higher incidence than placebo in the clinical study were edema peripheral (15%), nausea (14%), dizziness (13%), fatigue (12%), and ascites (11%).

XIFAXAN 550 mg is not available for sale outside the U.S.

XIFAXAN 550 mg is licensed by Alfa Wassermann S.p.A. to Salix Pharmaceuticals, Inc.

About RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

Indication for RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection

RELISTOR is indicated for the treatment of opioid-induced constipation in patients with advanced illness who are receiving palliative care, when response to laxative therapy has not been sufficient. Use of RELISTOR beyond four months has not been studied.

Important Safety Information about RELISTOR

RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection is contraindicated in patients with known or suspected mechanical gastrointestinal obstruction.

Cases of gastrointestinal (GI) perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the GI tract (i.e., cancer, peptic ulcer, Ogilvie’s syndrome). Perforations have involved varying regions of the GI tract (e.g., stomach, duodenum, or colon). Use RELISTOR with caution in patients with known or suspected lesions of the GI tract. Advise patients to discontinue therapy with RELISTOR and promptly notify their physician if they develop severe, persistent, or worsening abdominal symptoms.

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their physician.

Use of RELISTOR beyond four months has not been studied.

Safety and efficacy of RELISTOR have not been established in pediatric patients.

The most common adverse reactions reported with RELISTOR compared with placebo in clinical trials were abdominal pain (28.5%), flatulence (13.3%), nausea (11.5%), dizziness (7.3%), diarrhea (5.5%), and hyperhidrosis (6.7%).

Please see complete Prescribing Information for RELISTOR.

About APRISO® (mesalamine) extended-release capsules

APRISO® is a locally acting aminosalicylate indicated for the maintenance of remission of ulcerative colitis in patients 18 years and older.

The use of APRISO for treating ulcerative colitis beyond 6 months has not been evaluated in controlled clinical trials.

Important Safety Information about APRISO

APRISO® (mesalamine) extended-release capsules are contraindicated in patients with hypersensitivity to salicylates or aminosalicylates (sulfasalazine), or to any of the components of APRISO capsules.

It is recommended that patients have an evaluation of renal function prior to initiation of APRISO therapy and periodically while on therapy. Exercise caution when using APRISO in patients with known renal dysfunction or a history of renal disease.

Mesalamine has been associated with an acute intolerance syndrome that may be difficult to distinguish from a flare of inflammatory bowel disease. Symptoms include cramping, acute abdominal pain and bloody diarrhea, sometimes fever, headache, and rash. If acute intolerance syndrome is suspected, promptly discontinue treatment with APRISO.

There have been reports of hepatic failure in patients with pre-existing liver disease who have been administered mesalamine. Caution should be exercised when administering APRISO to patients with liver disease.

Because dissolution of the coating of APRISO granules depends on pH, APRISO should not be co-administered with antacids. Caution should be taken to closely monitor blood cell counts during mesalamine therapy in patients ages 65 and older. Patients with phenylketonuria should be aware that APRISO contains aspartame, equivalent to 2.24 mg of phenylalanine per day.

The most common treatment-related adverse events occurring in at least 3% of adult patients taking APRISO and at a rate greater than placebo in clinical trials were headache (11%), diarrhea (8%), upper abdominal pain (5%), nausea (4%), nasopharyngitis (4%), influenza and influenza-like illness (4%), and sinusitis (3%).

Please see complete Prescribing Information for APRISO.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission of these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5 g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use, GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) Capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE (fenofibrate) tablets. Budesonide foam, RELISTOR®, LUMACAN™, RUCONEST and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP, AZASAN, GLUMETZA and METOZOLV, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at 919 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our Website at www.salix.com or contact the Company at 919-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and web site is not incorporated in our SEC filings.

Use of Non-GAAP Financial Measures

EBITDA is earnings before interest, taxes, depreciation, stock-based compensation expense and amortization, the noncash change in acquisition-related contingent consideration, one-time license payments and excluding transaction costs related to the Santarus acquisition. Non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on non-GAAP income before tax. Non-GAAP EPS is non-GAAP net income divided by outstanding shares on a diluted basis. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies.

Cautionary Statement Regarding Forward-Looking Statements

Please Note: The materials provided herein that are not historical facts are or might constitute projections and other forward-looking statements regarding future events. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, our expectations might not be attained. Forward-looking statements are just predictions and are subject to known and unknown risks and uncertainties that could cause actual events or results to differ materially from expected results. Factors that could cause actual events or results to differ materially from those described in this press release include, among others: risks relating to the integration of Santarus, including that increased revenue and cost savings might not be realized as quickly as anticipated or at all; the unpredictability of the duration and results of regulatory review of New Drug Applications, Biologics License Agreements and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products ; market acceptance and payer coverage for approved products; generic and other competition in an increasingly global industry; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties in an increasingly global industry; post-marketing approval regulation, including the ongoing Department of Justice investigation of Salix’s marketing practices; revenue recognition and other critical accounting policies; the need to acquire new products; general economic and business conditions and other factors.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2013 (unaudited)	December 31, 2012 (unaudited)	December 31, 2013 (audited)	December 31, 2012 (audited)
Revenues:
Net product revenues	$257,612	$198,173	$933,838	$735,444

Costs and Expenses:
Cost of products sold	56,932	30,679	179,392	124,597
Amortization of product rights and intangible assets	11,226	11,317	44,744	45,351
Research and development	36,241	36,557	149,974	123,234
Selling, general and administrative	71,758	70,921	295,543	258,187
Intangible asset impairment charge	—	—	—	41,600
Transaction costs	8,672	—	8,672	—
Change in acquisition-related contingent consideration	(23,200)	1,800	(16,200)	(29,598)

Total costs and expenses	161,629	151,274	662,125	563,371

Income from operations	95,983	46,899	271,713	172,073
Loss on extinguishment of debt	—	(1,211)	—	(15,580)
Interest expense	(15,366)	(15,927)	(61,651)	(55,518)
Interest and other income	655	444	2,003	10,853

Income before income tax	81,272	30,205	212,065	111,828
Income tax expense	29,010	12,582	69,031	47,582

Net Income	$52,262	$17,623	$143,034	$64,246

Income per share, basic	$0.83	$0.30	$2.31	$1.09

Income per share, diluted	$0.76	$0.28	$2.18	$1.01

Shares used in computing net income per share, basic	62,906	58,974	61,792	58,747

Shares used in computing net income per share, diluted	69,094	62,796	65,692	63,699

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2013 (audited)	December 31, 2012 (audited)
Assets
Cash and cash equivalents	$1,157,850	$751,006
Accounts receivable, net	147,933	268,239
Inventory	104,395	90,533
Other assets	1,531,216	765,006

Total Assets	$2,941,394	$1,874,784

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$2,200,528	$1,314,283

Total liabilities	2,200,528	1,314,283
Common stock	63	61
Additional paid-in-capital	667,428	631,364
Other comprehensive income	1,721	456
Retained earnings (deficit)	71,654	(71,380)

Total stockholders’ equity	740,866	560,501

Total Liabilities and Stockholders’ Equity	$2,941,394	$1,874,784